EXHIBIT 11


                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                     COMPUTATION OF THE NET INCOME PER SHARE
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                   (Unaudited)

(In thousands, net income per share
  in dollars)
                                              Primary             Fully diluted
                                              earnings               earnings
                                             per share               per share

1997

Net income applicable to common stock        $11,066                  $11,066
                                             =======                  =======


Average number of shares
     issued & outstanding                     19,265                   19,265
Average stock option and warrant shares          285                      348
                                             -------                  -------

   Shares for earnings calculation            19,550                   19,613
                                              ======                   ======


Net income per share                          $ 0.57                   $ 0.56
                                              ======                   ======


1996

Net income applicable to common stock         $5,570                   $5,570
Adjustment: Add back interest expense on
     convertible debt                            --                       101
                                              ------                   ------
Adjusted net income applicable
     to common stock                          $5,570                   $5,671
                                              ======                   ======

Average number of shares
     issued & outstanding                     17,148                   17,148
Average stock option and warrant shares          972                    1,030
Average convertible debt shares                  --                       300
                                              ------                   ------

   Shares for earnings calculation            18,120                   18,478
                                              ======                   ======


Net income per share                          $ 0.31                   $ 0.31
                                              ======                   ======


NOTE:
Primary and fully diluted income (loss) per share were computed by dividing net income (loss) by the average number of shares outstanding plus the common stock equivalents, which would arise from the exercise of dilutive stock options.


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